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                                                                   Exhibit 8.1

                          REED SMITH SHAW & McCLAY
                              435 Sixth Avenue
                          Pittsburgh, PA 15219-1886



                                              June 17, 1994



United National Bancorporation
15 South Main Street
Chambersburg, Pennsylvania  17201

First Commonwealth Financial Corporation
Old Courthouse Square
P.O. Box 400
Indiana, Pennsylvania  15701-0400

Gentlemen:

          United National Bancorporation, a Pennsylvania business corporation ("United"), and First Commonwealth Financial Corporation, a Pennsylvania business corporation ("FCFC"), have requested our opinion as to certain tax aspects of the proposed merger (the "Merger") of United into FCFC.

          In the Merger, FCFC will be the surviving corporation and on the effective date of the Merger each share of Common Stock, par value $2.50 per share, of United (the "United Common Stock") will be converted into 2 shares of Common Stock, par value $1 per share, of FCFC (the "FCFC Common Stock").

          With your consent, we have acted as special counsel for United and FCFC in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of March 25, 1994 (the "Plan") between FCFC and United, the related Plan of Merger dated March 25, 1994 between United and FCFC and the Registration Statement of FCFC on Form S-4 to be filed with the Securities and Exchange Commission.

          You have represented to us that neither FCFC nor any of its subsidiaries own any United Common Stock and neither United nor any of its subsidiaries owns any FCFC Common Stock; and that to the best knowledge of the managements of United and FCFC, there is no plan or intention on the part of the United shareholders to sell or otherwise dispose of any significant amount of FCFC Common Stock to be received in the Merger.
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          Based upon the foregoing facts and representations and upon existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, it is our opinion that:

                             Federal Income Tax
                             ------------------

          (1) The Merger will constitute a reorganization under the provisions of Section 368(a)(1)(A)of the Internal Revenue Code of 1986 (the "Code"). United and FCFC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized to United upon the transfer of substantially all of its assets to FCFC in exchange for FCFC Common Stock and the assumption of all of United's liabilities by FCFC.

          (3) No gain or loss will be recognized to FCFC upon the acquisition by FCFC of substantially all of the assets of United in exchange for FCFC Common Stock.

          (4) The basis of the assets of United acquired by FCFC will be the same in the hands of FCFC as the basis of such assets in the hands of United immediately prior to the exchange.

          (5) The holding period of the assets of United received by FCFC will, in each instance, include the period during which such assets were held by United.

          (6) No gain or loss will be recognized to the United shareholders upon the exchange of United Common Stock for FCFC Common Stock.

          (7) The basis of the FCFC Common Stock to be received by the United shareholders will be the same as the basis of the United Common Stock surrendered in exchange therefor.

          (8) The holding period of the FCFC Common Stock to be received by the United shareholders will include the holding period of the United Common Stock surrendered in exchange therefor, provided that the United Common Stock was held as a capital asset in the hands of the United shareholders on the date of the exchange.
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          (9)  Where a United shareholder dissents to the proposed transaction and receives cash in exchange for his United Common Stock, the cash will be treated as received by the shareholder as a distribution in redemption of his United Common Stock subject to the provisions and limitations of
     Section 302 of the Code.

          (10) Cash received by a dissenting United shareholder as described in paragraph (9) will be treated as if the shares had been sold to United for the cash received and will generally be entitled to capital gain or loss treatment under Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. However, because the ownership of shares by certain individuals related to the shareholder and by certain partnerships, estates, trusts and corporations in which the shareholder has an interest may have an adverse impact upon the tax treatment of the cash received by the shareholder and result in its being taxed as a dividend, the shareholder should consult with his personal tax advisor as to the federal, state and local tax consequences of receiving cash as a dissenting shareholder.

                      Pennsylvania Personal Income Tax
                      --------------------------------

          (11) No gain or loss will be recognized to the United shareholders who are subject to the Pennsylvania Personal Income Tax upon the receipt by them of FCFC Common Stock in exchange for their United Common Stock, and the state tax basis for the FCFC Common Stock to be received by the United shareholders will be the same as the state tax basis of the United Common Stock surrendered in exchange therefor. Cash received by a dissenting United shareholder who is subject to the Pennsylvania Personal Income Tax will be treated as if he had sold his shares to United for the cash received and taxed accordingly.

                     Pennsylvania Personal Property Tax
                     ----------------------------------

          (12) Shares of FCFC Common Stock to be received by the United shareholders are exempt from county personal property taxes imposed in Pennsylvania.

          The foregoing opinions cover only certain federal, Pennsylvania and
                                            -------
local Pennsylvania tax aspects and are based upon existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be applied
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retroactively to the transactions contemplated by the Merger; and the foregoing opinions do not address the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his United Common Stock pursuant to an employee or nonemployee stock option. Accordingly, each United shareholder should consult his personal tax advisor with specific reference to his own tax situation and potential changes in the applicable law as to all federal, state and local tax matters in connection with the Merger.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Certain Tax Aspects of the Merger" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    Reed Smith Shaw & McClay